PSP AWARD AGREEMENT March 2023 Unilever Share Plan 2017 (the Plan) Award Agreement You have been granted an Award under the Plan by Unilever Plc (the Company). A summary of this Award is set out below. It is important that you accept your Award as soon as possible and by 10 June 2023. To accept the terms of your Award please log into your EquatePlus account on the Computershare website (EquatePlus Account) and accept the Award. If you do not do so within 3 months of the Award Date, your Award may lapse. Award Name PSP Award Award Date 10 March 2023 Type of Award Conditional Award Shares under Award Can be viewed in your EquatePlus Account (or as separately communicated to you). Performance Conditions This Award is subject to Performance Conditions measured over a performance period (the Performance Period). Performance Period Begins on 1 January 2023 and ends on 31 December 2025. Vesting Date 12 February 2026 Release Date 10 March 2028 Further information about your Award and the Plan is provided in the PSP Employee Guide. Words and phrases used in this agreement (the Agreement) have the meanings given in the Plan. In accepting my Award, I agree to the following: 1. Vesting of Award The Award will normally Vest on the Vesting Date as long as: • any Performance Conditions have been measured and satisfied; and • I remain employed by any Member of the Group. Shares under the Award will be distributed to me as soon as reasonably practicable after Vesting. The Award can Vest between 0%-200% of the number of Shares awarded to me based on the achievement of the performance goals described in Schedule 1. The Board has discretion to adjust the formulaic outcome of any Performance Condition to reflect its assessment of the underlying long-term performance of the Company. 2. Leavers If I leave employment before Vesting, except in certain good leaver circumstances, the Award will lapse and I will have no entitlement to any benefits under the Plan or to any compensation in respect of the lapse of the Award.

PSP AWARD AGREEMENT March 2023 3. Settlement The Company may settle the Award by paying the cash equivalent of the value of the Award instead of providing Shares. 4. Dividend Equivalents The Award will carry a Dividend Equivalent right (explained in the PSP Employee Guide), payable in cash or shares, when and to the extent the Award is settled. 5. Retention Periods Upon Vesting I will need to hold any Shares that I become entitled to (after any sale to cover any Tax Related Items) for an additional period to ensure there is a five year duration between the Award Date and the first date on which the vested Shares can be sold (the Release Date). The Release Date is the first date that I can sell the Shares. This Retention Period applies up until the Release Date. However, if I leave the Group as an Executive Director the Retention Period will lapse 2 years after I leave. Where relevant, any cash equivalent will be paid to me at the end of the Retention Period. 6. Taxes I will pay any income tax, social insurance or other tax-related or payroll deductions required by law related to my participation in the Plan (Tax-Related Items), including any amount due in excess of amounts withheld by my employer. The Company and/or, if different, my employer cannot guarantee any particular tax treatment or influence the amount of any Tax-Related Items. The Company and, if different, my employer, or their agents, may satisfy any withholding obligations for Tax-Related Items by: • withholding a number of Shares to be issued to me under the Plan, in which case, for tax purposes, I will be deemed to have received all Shares to which I am entitled under the Plan; • withholding from my salary or other cash remuneration; • withholding from proceeds of the sale of Shares acquired by me under the Plan, including a mandatory sale arranged by the Company; and/or • any other method determined by the Company. No Shares will be issued to me, or cash-equivalent paid to me until arrangements have been made for the payment of any Tax-Related Items due by me. If I move to Euronet between the Award Date and Vesting Date the payment of any Tax-Related Items will remain due by me. If I am paid through Euronet on the Award Date, Shares will be awarded on a net basis and Vest on a net basis. 7. Malus and Clawback The Award is subject to malus and clawback as follows: Malus The Award is subject to the following (amended as required from time to time): Malus: If the Compensation Committee of the Unilever Board (the “Committee”) considers that there is: • a significant downward restatement of the financial results of Unilever; • reasonable evidence of gross misconduct or gross negligence by you; • reasonable evidence of material breach by you of Unilever’s Code of Business Principles or any of the Code Policies; • breach of restrictive covenants by which you have agreed to be bound; • reasonable evidence of conduct by you that results in significant losses or reputational damage to Unilever;

PSP AWARD AGREEMENT March 2023 • misleading data and/or there is an error in the calculations on the basis of which the performance related remuneration was granted; and/or • corporate failure, it may, in its discretion, at any time prior to your Award vesting or being paid, decide that some or all of your Award will be reduced, not vest, only vest in part. Malus applies to your PSP during the three-year deferral period. Clawback: If the Committee considers that there is: • a significant downward restatement of the financial results of Unilever; • misleading data and/or there is an error in the calculations on the basis of which the performance related remuneration was granted or paid out or vested; and/or • corporate failure, it may, in its discretion, within three years from the payment of PSP Awards: • require you to transfer to Unilever (or as Unilever directs) for nil consideration, some or all of the after-tax number of Unilever shares which have previously vested, or pay to Unilever (or as Unilever directs) an amount equal to the value of those shares (as determined by the Committee); and/or • require Unilever to withhold from, or offset against or reduce, any other remuneration to which you may be or become entitled in connection with your employment such an amount as the Committee considers appropriate. Where you are notified that you must transfer shares or pay an amount in accordance with this clawback provision, any such shares or cash must be transferred or paid (as directed by Unilever) within 30 days of the notification. Ultimate remedy: PSP Awards are subject to ultimate remedy. Upon vesting of an award, the Committee shall have the discretionary power to adjust the value of the Award if the Award, in the Committee’s opinion taking all circumstances into account, produces an unfair result. In exercising this discretion, the Committee may take into account Unilever’s performance against non-financial measures. Committee discretion to amend targets/measures: For annual bonus, the Committee may change a performance measure or target (including replacing a measure) in accordance with the award’s terms or if anything happens which causes the Committee reasonably to consider it appropriate to do so. The Committee may also adjust the number or class of shares awarded under PSP Awards if certain corporate events (e.g. rights issues) occur. The Committee will continue to review targets on all unvested awards in the event of any material acquisitions or disposals that were not included in the financial plan or were not anticipated at the time of target setting. The Committee may make adjustments if deemed appropriate to ensure that all targets remain relevant and equally stretching in light of any M&A activity, other corporate events, or any other event that the Committee considers to be material, that was not foreseen at the time of target setting. The Committee retains the discretion (without limitation) to adjust the formulaic outcome of business performance measures to reflect its assessment of the underlying long-term performance. To avoid doubt, in exercising its powers under these malus, clawback, ultimate remedy and discretion provisions, the Committee may, in its discretion, apply different treatments to: (i) different employees and/or (ii) different remuneration, and may apply such different treatment in combination. These provisions can apply even if you are not responsible for the event in question, or if it happened before the vesting or grant of your performance-related remuneration. Ultimate remedy, malus and clawback will not apply to an award which has been exchanged following a change of control and clawback will not apply where an award vests on a change of control. 8. Plan Participation Participation in the Plan is governed by the Plan rules. In addition:

PSP AWARD AGREEMENT March 2023 • I confirm I have read and understand the Plan rules and the terms of this Agreement; • I understand that the Company is not able to provide personal financial advice in relation to my participation in the Plan and in deciding whether to participate in the Plan and accept the Award I have not relied on any representation by the Company or any member of the Group or any agent or presentative of the Company or member of the Group); • the Plan and Awards under the Plan are offered by the Company on a discretionary basis and I am participating in the Plan on a voluntary basis; • the Company may decide to terminate, suspend or modify the terms of the Plan at any time and my participation in the Plan and the receipt of an Award do not give me any contractual or other right to continue to participate in the Plan or receive further Awards; • the opportunity to participate in the Plan is offered to me outside of any employment contract I may have with my employer and will not be interpreted to form an employment contract or relationship with the Company; • any Shares I may acquire or Awards I may receive under the Plan are not part of my normal or expected remuneration for the purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments; • Plan documents may be sent by electronic delivery and participation in the Plan may be through an on-line or electronic system established and maintained by the Company or any Plan administrator; • there is a share price risk that Shares awarded to me under the Plan may fall in value, including to nil; and • if I forfeit the Award, I am not entitled to any compensation or damages and I will not bring a claim for any loss in relation to the Award or my participation in the Plan. 9. International The Award is subject to the terms and conditions for my country in the international appendix to the PSP Employee Guide. Applicable laws are complex and subject to change at any time and I will consult my own duly qualified personal tax, legal and financial advisors if needed. 10. Restrictive Covenants I understand that it is a condition of my eligibility to receive an Award, or for any entitlements under an Award to Vest, that I continue to comply with any restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) contained within: • Schedule 2 of this Award Agreement; • the PSP Employee Guide (specifically Section VI); • my employment agreement; • my Award Agreement; • any termination arrangements; and • any other written agreement with a member of the Group or relevant internal policy, irrespective of the date on which any such Award is made. I agree that the Award may lapse, or be clawed back, in whole or in part, if I do not do so. The PSP Employee Guide is incorporated into this Agreement by reference, and I confirm that I have reviewed Section VI of the PSP Employee Guide before accepting the Award. 11. Shareholding Policy I understand that it is a condition of my Award that I will comply with the shareholding requirements, including any post-employment shareholding requirements in the Unilever Personal Shareholding Requirement Policy. I confirm that I have reviewed the Unilever Shareholding Policy before accepting the Award. 12. Data Protection

PSP AWARD AGREEMENT March 2023 In addition to the information on data privacy provided in my employment agreement, I have also read and acknowledge the Unilever Share Plan Privacy Notice in relation to the holding and processing of personal data (including sensitive personal data) provided by me to any Member of the Group, trustee or third party service provider, for all purposes relating to the operation of the Plan and for compliance with applicable procedures, laws and regulations. 13. Insider Trading Restrictions I may be subject to insider trading restrictions and/or market abuse laws, which may affect my ability to acquire or sell Shares or rights to Shares under the Plan when I am considered to have restricted information regarding the Company (as defined under any applicable laws in my country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Share Dealing Manual or any applicable Company insider trading/share dealing policy. It is my responsibility to comply with any applicable restrictions. 14. Imposition of Other Requirements The Company may impose other requirements on my participation in the Plan or on any Shares issued under the Plan, if the Company determines it is necessary or advisable for legal or administrative reasons, and to require me to sign any additional agreements or documents that may be necessary to accomplish this. 15. Governance My participation in the Plan, the provisions of this Agreement and the Award are governed by, and subject to, English law and the English Courts have non-exclusive jurisdiction over any disputes that may arise. In the event of any inconsistency between the terms of this Agreement and the Plan, the terms of the Plan will prevail. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable. IF YOU AGREE TO THE TERMS OF YOUR AWARD PLEASE FOLLOW THE DIRECTIONS IN YOUR AWARD EMAIL TO ACCEPT YOUR AWARD IN YOUR EQUATEPLUS ACCOUNT AS APPLICABLE. IF YOU DO NOT DO SO WITHIN 3 MONTHS OF THE AWARD DATE, YOUR AWARD MAY LAPSE.

PSP AWARD AGREEMENT March 2023 SCHEDULE 1 PERFORMANCE CONDITIONS All determinations with respect to Awards are made by the Committee. The Performance Conditions are as follows: • 25% of each Award is subject to the Group’s 3-year average Competitiveness (measured by % Business Winning Market Share) over the PSP Performance Period, and will Vest at 0% if threshold performance is achieved, up to 200% for outstanding performance, with Vesting determined on a straight-line basis for performance between those points; and • 25% of each Award is subject to the Group’s Cumulative Free Cashflow measure over the PSP Performance Period, and will Vest at 0% if threshold performance is achieved, up to 200% for outstanding performance, with Vesting determined on a straight-line basis for performance between those points; and • 25% of each Award is subject to the Group’s exit year (2024) Return on Invested Capital (“ROIC”) performance and will Vest at 0% if threshold performance is achieved, up to 200% will outstanding performance, with Vesting determined on a straight-line basis for performance between those points; and • 25% of each Award is subject to the Group’s performance, over the PSP Performance Period, on the Unilever Sustainability Progress Index (“SPI”), which is an assessment by the Committee taking into account progress towards targets in the USLP scorecard and will Vest at 0% if threshold performance is achieved, up to 200% for outstanding performance, with Vesting determined on a straight-line basis for performance between those points. The Committee may change a Performance Condition in accordance with its terms if anything happens which causes the Committee reasonably to consider it appropriate to do so. The Board has discretion to adjust the formulaic outcome of any Performance Condition to reflect its assessment of the underlying long-term performance of the Company.

PSP AWARD AGREEMENT March 2023 SCHEDULE 2 EXECUTIVE DIRECTOR - RESTRICTIVE COVENANTS 1. RESTRICTIVE COVENANTS 1.1. I shall not, without the prior written consent of Unilever, be or become directly or indirectly engaged or concerned or interested in any other business, trade, profession or occupation or undertake any work for any other person, firm or company whether paid or unpaid during the continuance of my employment. However, nothing in this Clause 1.1 shall prevent me from holding, or otherwise having an interest in, any shares or other securities of any company for investment purposes only, unless that holding is a significant one in a company that is a material competitor of any member of the Unilever Group. 1.2. Unless I have Unilever's express prior written agreement (not to be unreasonably withheld), during the Restricted Period I will not: a) in competition with any member of the Unilever Group: (i) be employed by; (ii) be engaged by; or (iii) otherwise provide services to, any Restricted Business which is being carried out or will be carried out within the Restricted Area; b) in competition with any member of the Unilever Group undertake or carry on any Restricted Business which is being carried out or will be carried out within the Restricted Area; c) (i) be employed by, (ii) be engaged by, or (iii) otherwise provide services to: • a Restricted Customer; • a Potential Customer; or • any other customer or target customer in respect of whom I had material dealings or material management responsibility during the Relevant Period, in each case in connection with any Restricted Business which is being carried out or will be carried out within the Restricted Area; d) (i) be employed by, (ii) be engaged by, or (iii) otherwise provide services to: • a Restricted Supplier; • a Potential Supplier; or • any other supplier or target supplier in respect of whom I had material dealings or material management responsibility during the Relevant Period, in each case in connection with any Restricted Business which is carried out or will be carried out within the Restricted Area; e) either (i) interfere with the supply of goods or services to Unilever (or any member of the Unilever Group) in relation to any contract or arrangement that such entity has with: • a Restricted Supplier; or • any other supplier in respect of which I had material dealings or material management responsibility during the Relevant Period, or (ii) induce any such supplier to cease or decline to supply such goods or services in the future, or adversely vary the terms on which they are provided; f) in competition with any member of the Unilever Group, for the purpose of any Restricted Business deal with or solicit the business of: (i) any Restricted Customer; (ii) any Potential Customer; (iii) any Restricted Supplier; (iv) any Potential Supplier; (v) any other customer or target customer in respect of whom I had material dealings or material management responsibility during the Relevant Period; or (vi) any other supplier or target supplier in respect of whom I had material dealings or material management responsibility during the Relevant Period; and/or g) offer employment to, or otherwise endeavour to entice away from Unilever or any member of the Unilever Group, any Restricted Employee.

PSP AWARD AGREEMENT March 2023 1.3. Each part of Clause 1.2 constitutes a separate and independent restriction (including, for the avoidance of doubt, each separate and independent restriction delineated by Roman numerals or bullet points or otherwise) and does not operate to limit any other obligation I owe. If any restriction is held to be unenforceable by a court of competent jurisdiction, it is intended and understood by us that the remaining restrictions will still be enforceable. If my place of work changes to a different country such that the covenants contained in this Clause 1 become subject to the laws of that country, the covenants will, if necessary, be modified so that they comply with any such laws and in order that the covenants remain enforceable in that country, provided that no changes will make any of the covenants wider in scope. Unilever may expressly amend the covenants in order to reflect any such changes (and I agree to re-execute any such covenants as necessary in order to give effect to this), or alternatively the changes may be deemed to be made automatically. 1.4. The definitions used in this clause have the following meanings: a) "Potential Customer" means any target client or customer to whom Unilever or any Unilever Group member was actively and directly seeking to supply goods or services at any time during the Relevant Period in respect of whom I held material Confidential Information. b) "Potential Supplier" means any target supplier in respect of whom Unilever or any Unilever Group member was actively and directly seeking to receive goods or services on exclusive or specially negotiated terms at any time during the Relevant Period in respect of whom I held material Confidential Information. c) "Relevant Period" means the 12 months prior to the earlier of: (i) the date on which I am placed on garden leave; and (ii) the date on which my employment terminates; d) "Restricted Area" means: • my Country; • any other country in which the Unilever Group operates (or is planning to operate) business in which I was materially involved or in respect of which I held material management responsibility; and/or • any other such country in respect of which I held material Confidential Information, at any time during the Relevant Period; e) "Restricted Business" means business competitive with: (i) any area of business of any Unilever Group member in respect of which I held material Confidential Information because of my material involvement or material management responsibility, or (ii) any other area of business of any Unilever Group member in respect of which I held material Confidential Information, at any time during the Relevant Period; f) "Restricted Customer" means any actual client or customer of Unilever or any Unilever Group member in respect of whom I had material Confidential Information at any time during the Relevant Period; g) "Restricted Employee" means any Unilever Group staff member who: • works in a managerial or marketing or sales or distribution or research or senior capacity in relation to any area of business of the Unilever Group in which I was materially involved, or in respect of which I held material management responsibility and/or material Confidential Information, at any time during the Relevant Period; or • has responsibility for or influence over Restricted Customers; or • is in possession of material Confidential Information, and with whom I had material dealings and/or for whom I had direct managerial responsibility at any time during the Relevant Period; h) "Restricted Period" means the 12 month period following the termination of my employment, less any time spent on garden leave; and i) "Restricted Supplier" means any supplier engaged by any Unilever Group member on exclusive or specially negotiated terms of business at any time during the Relevant Period and in respect of whom I held material Confidential Information.

PSP AWARD AGREEMENT March 2023 1.5. Unilever contracts as trustee and agent for the benefit of each Unilever Group member. From time to time it may be necessary for me to enter into matching restrictive covenants like these directly with another Unilever Group member (e.g. if my employing entity changes), and I agree to do so if requested (and if I fail to do so within 7 days of receiving any such request, I hereby irrevocably and unconditionally authorise Unilever to execute on my behalf any document(s) required to give effect to this Clause 1.5).